EXHIBIT 23.2

[NETHERLAND, SEWELL & ASSOCIATES, INC. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about June 18, 2008, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 27, 2008 and entitled “Estimate of Reserves and Future Revenue to the Chesapeake Energy Corporation Interest in Certain Oil and Gas Properties located in the Louisiana, New Mexico, Oklahoma and Texas as of December 31, 2007, Based on Constant Prices and Costs in accordance with U.S. Securities and Exchange Commission Guidelines.”

NETHERLAND, SEWELL AND ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, TX
June 17, 2008